NUVEEN S&P 500 DYNAMIC OVERWRITE FUND N-14 8C/A

Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nuveen S&P 500 Dynamic Overwrite Fund of our report dated February 27, 2025, relating to the financial statements and financial highlights which appears in Nuveen Dow 30 Dynamic Overwrite Fund, Nuveen S&P 500 Buy-Write Income Fund and Nuveen S&P 500 Dynamic Overwrite Fund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Appointment of the Independent Registered Public Accounting Firm” and “Supplemental Financial Information and Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 22, 2025